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                                                                     Exhibit 9.2


                                 June __, 1997


Steele LLC
c/o Richard B. Steele
19 Warren Terrace
Longmeadow, Massachusetts

Gentlemen:

        Reference is hereby made to that certain Shareholders' Agreement, dated as of June __, 1997 (the "Shareholders' Agreement"), by and among ECO Holdings III Limited Partnership, a Delaware limited partnership ("ECO"), Polish Investments Holding Limited Partnership, a Delaware limited partnership ("PIHLP"), Steele LLC, a Connecticut limited liability company ("Steele"), Roger M. Freedman, The Cheryl Anne Chase Marital Trust, a Connecticut trust ("CACMT") and @ Entertainment, Inc., a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Shareholders' Agreement.

        This letter agreement (the "Agreement") is being entered into by PIHLP for the benefit of Steele in connection with its execution and delivery of the Shareholders' Agreement, the Voting Agreement between PIHLP, Steele, CACMT and Roger M. Freedman, and by ECO for the benefit of Steele in connection with its execution and delivery of the Shareholders' Agreement. Except as otherwise permitted in Paragraph 2 of this Letter Agreement, each Principal Shareholder hereby agrees that any transfer by such Principal Shareholder of Common Stock or Series B Preferred Stock of the Company, (collectively, "Restricted Stock") is subject to the following provisions of this Letter Agreement;

        1. Tag Along Rights. Each of the Principal Shareholders covenants to Steele that in the event it sells Common Stock and/or Series B Preferred pursuant to Section 3.1 of the Shareholders Agreement, it shall procure that any Covered Shareholder

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Steele LLC
June __, 1997
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be given the opportunity to sell its Shares of Common Stock to the Group or third party buying the Principal Shareholder's Shares on the same terms and conditions and at the Applicable Price Per Share. Each of the Principal Shareholders sending any of the notices referred to in Section 3.1 shall simultaneously send a copy of that notice to each Covered Shareholder. The Principal Shareholders further covenant that, from and after the date of termination of the Shareholder Agreement through the date this Letter Agreement terminates, in the event of any sale of Shares by either of them that would have been governed by Section 3.1 of the Shareholders Agreement if the Shareholders Agreement had then been in effect, each Covered Shareholder (and, for the avoidance of doubt, only the Covered Shareholders) shall have the same rights to have its Shares bought by a third party purchaser and to receive notices as are set forth in the previous sentences, as though the Shareholders Agreement had for this one purpose not been terminated; provided, however that for avoidance of doubt the restrictions on transfer, including rights of first refusal, contained in Section 3.1 shall not apply to any such sale of Shares by the Principal Shareholders.

        2.      Inapplicable Transfers.   Notwithstanding anything contained
herein to the contrary, the provisions of this Letter Agreement shall not apply with respect to the Principal Shareholders to (i) any transfer as a result of the exercise of the buy-sell provisions of Section 5 of the Shareholders' Agreement, (ii) any transfers in accordance with clause (i) or (iii) of Section
3.7 of the Shareholders' Agreement or (iii) any pledge, hypothecation or encumbrance of Restricted Stock pursuant to Section 3.6 of the Shareholders' Agreement.

        3.      Definitions; Interpretation.

                a. "Principal Shareholder" shall mean ECO, PIHLP and any transferee who acquires their shares pursuant to Section 3.7(i) or (iii) of the Shareholders' Agreement.

                b. "Covered Shareholder" shall mean Steele and any transferee who acquires Steele's Shares in accordance with the Shareholders' Agreement.

        4.      Term.   This Letter Agreement shall terminate upon the first to
occur of (a) the written consent of all parties, or (b) an Initial Public Offering.
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Steele LLC
June __, 1997
Page 3


        This Letter Agreement and the covenants and agreements set forth herein shall be binding upon and inure solely to the benefit of the signatory parties hereto (and with respect to Steele, any other Covered Shareholder who executes a counterpart of this Letter Agreement), and (ii) with respect to ECO and PIHLP, any transferee who is a Principal Shareholder).

                         [Signatures on following page]
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Steele LLC
June __, 1997
Page 4



        Please acknowledge your understanding of and agreement with the foregoing by signing this Letter Agreement in the spaces provided below.

Date: _____________, 1997       ECO HOLDINGS III LIMITED PARTNERSHIP

                                By:  Advent ECO III L.L.C., general partner

                                By:  Global Private Equity II Limited
                                     Partnership, member

                                By: Advent International Limited Partnership, general partner

                                By: Advent International Corporation, general partner


                                By:  ________________________________________
                                     Janet L. Hennessy
                                     Vice President

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Steele LLC
June __, 1997
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Date: _____________, 1997       POLISH INVESTMENTS HOLDING L.P.
                                a Delaware limited partnership

                                By:  CHASE POLISH ENTERPRISES, INC.,
                                a Delaware corporation


                                By:  _________________________________________
                                Its: _________________________________________



ACCEPTED AND AGREED TO THIS __ DAY OF MARCH, 1997:


STEELE LLC


By:  ____________________________
Its: ____________________________